Exhibit 99.1

Worthington Reports First Quarter Fiscal 2010 EPS of $0.08

COLUMBUS, Ohio--(BUSINESS WIRE)--September 29, 2009--Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $417.5 million and net earnings of $6.7 million, or $0.08 per diluted share for the fiscal 2010 first quarter ended August 31, 2009, showing improvement from fourth quarter results when the company reported a net loss of $13.7 million, or $0.17 per diluted share. In last year’s first quarter, the Company posted record sales of $913.2 million and record net earnings of $68.6 million, or $0.86 per diluted share.

“I am pleased to see improvements in our performance as we begin to move forward from a difficult and challenging period,” stated John P. McConnell, Chairman and CEO. “Despite lower volumes in Steel Processing and Metal Framing, we are benefiting from our work to increase operational efficiencies and from new selling strategies. The Steel Processing business received a temporary lift from the Cash for Clunkers program, and the Pressure Cylinders business saw strength in many of its business lines. Metal Framing is focused on keeping costs in line with low demand which is a condition we expect to continue into 2010.”

First Quarter Results

Financial highlights for the first quarter:

(U.S. dollars in millions, except per share data)

	1Q2010	4Q2009	1Q2009
Net sales	$417.5	$471.6	$913.2
Operating income (loss)	(4.5)	(19.2)	79.7
Equity income	16.1	8.7	25.0
Net earnings (loss)	6.7	(13.7)	68.6
Earnings (loss) per share	$0.08	$(0.17)	$0.86

Operating income for the first quarter included $3.6 million in pre-tax restructuring charges, primarily related to the announced facility closures in Metal Framing. These charges had a negative impact of $0.03 on earnings per share. Results for the first quarter of the prior year included $8.8 million in restructuring charges, which had a negative impact of $0.08 on earnings per share.

In the Steel Processing segment, volumes continue to be down substantially, 47% lower than last fiscal year’s first quarter. This year’s quarterly net sales of $181.6 million are down compared to the record $459.9 million from the same quarter in fiscal 2009, when volumes and pricing were substantially higher. Net sales were up slightly from the fourth quarter, helped by increased demand from the Cash for Clunkers program and customers advancing orders ahead of announced steel price increases. Versus last quarter, direct and toll volume improved 10% and 7%, respectively, and operating income is up $22.9 million.

In Metal Framing, quarterly net sales were $95.4 million compared to $232.9 million in last year’s first quarter, as volumes were down 46%. Demand remains weak and, despite price increase announcements to keep up with rising material costs, the average selling price is down 24% from the year ago quarter, primarily due to higher steel costs in the prior year. The selling price in this low demand environment remains very competitive. As a result, the Metal Framing segment reported a $4.3 million operating loss compared to a $3.5 million operating loss in the previous quarter.

In the Pressure Cylinders segment, net sales declined 32% to $101.3 million from a record $148.4 million in the comparable quarter of fiscal 2009. Units shipped increased 15% due in part to the addition of the high-volume, low priced products from the Piper acquisition. While 16.4 oz. camping cylinders and LPG cylinders were strong performers, net sales declined due to significantly lower industrial and refrigerant gas cylinder volumes resulting from the steep declines in these global markets.

Income from Worthington’s joint ventures was $16.1 million from the six unconsolidated affiliates, compared to $25.0 million for the year ago quarter. Despite sales volume being down 32% for the quarter, WAVE continued to contribute the vast majority of equity earnings.

First Quarter Highlights

  Dividends paid to shareholders totaled $7.9 million for the quarter. Based on the quarter-end stock price, the dividend yielded a 3.0% annualized return.
  The Company continued to pay down debt, reducing it from $239.4 million at May 31, the end of the fiscal year, to $215.3 million on August 31, 2009. Availability under the revolving credit facility totaled $339.6 million at quarter’s end.
  The ratio of total debt to capitalization was 22.4% at quarter end, compared to 24.4% at May 31, 2009.
  Cash provided by operating activities was $96.2 million for the first quarter of fiscal 2010. Capital expenditures were $7.7 million for the same period.
  Dietrich announced a joint venture with ClarkWestern to develop a new ProSTUD™ drywall framing system.
  The Serviacero Worthington joint venture opened its greenfield steel processing facility in the Monterrey region of Mexico.

Outlook

“Looking forward, we anticipate a normal seasonal drop in demand beginning in November and bottoming in December,” McConnell said. “We are optimistic that volumes will begin to trend higher next year, but we will watch the opening months of 2010 closely. They should provide foreshadowing for the remainder of the year.”

Other

Dividend Declared

On August 27, 2009, the board of directors declared a quarterly cash dividend of $0.10 per share payable September 29, 2009, to shareholders of record on September 15, 2009.

Announcements

On September 3, 2009, Worthington acquired Structural Composites Industries, LLC (SCI). SCI is a leading manufacturer of DOT-approved lightweight, aluminum-lined, composite-wrapped high pressure cylinders used in commercial, military, marine and aerospace applications. Revenues were approximately $36 million in calendar year 2008.

Conference Call

Worthington will review first quarter results during its quarterly conference call tomorrow, September 30, 2009, at 10:30 a.m. Eastern Daylight Time. Details regarding the conference call can be found on the company web site at www.WorthingtonIndustries.com

Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $2.6 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; pressure cylinder products such as propane, oxygen and helium tanks, hand torches, camping cylinders, and scuba tanks; current and past model automotive service stampings; metal ceiling grid systems; steel pallets and racks; and laser welded blanks. Worthington employs approximately 6,400 people and operates 63 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, financial condition or other financial measures; projected working capital needs; demand trends for the company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in operations, sales, sourcing and the supply chain; projected timing, results, benefits, costs, charges and expenditures related to acquisitions, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to develop or take advantage of future opportunities, new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for improving earnings, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the company’s products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies, within facilities and within the industry as a whole; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company’s filings with the United States Securities and Exchange Commission.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended
	August 31,
	2009	2008
Net sales	$417,527	$913,222
Cost of goods sold	368,327	761,320
Gross margin	49,200	151,902
Selling, general and administrative expense	50,025	63,402
Restructuring charges	3,626	8,752
Operating income (loss)	(4,451)	79,748
Other income (expense):
Miscellaneous income	1,695	162
Interest expense	(2,511)	(5,569)
Equity in net income of unconsolidated affiliates	16,144	25,010
Earnings before income taxes	10,877	99,351
Income tax expense	3,282	30,073
Net earnings	7,595	69,278
Net earnings attributable to noncontrolling interest	920	654
Net earnings attributable to controlling interest	$6,675	$68,624

Basic
Average common shares outstanding	79,065	79,017
Earnings per share attributable to controlling interest	$0.08	$0.87

Diluted
Average common shares outstanding	79,081	79,498
Earnings per share attributable to controlling interest	$0.08	$0.86

Common shares outstanding at end of period	79,074	78,785

Cash dividends declared per share	$0.10	$0.17

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$102,401	$56,319
Receivables, less allowances of $10,834 and $12,470 at August 31, 2009 and May 31, 2009	178,508	182,881
Inventories:
Raw materials	107,180	141,082
Work in process	53,857	57,612
Finished products	71,900	71,878
Total inventories	232,937	270,572
Income taxes receivable	20,503	29,749
Assets held for sale	1,842	707
Deferred income taxes	25,664	24,868
Prepaid expenses and other current assets	33,320	33,839
Total current assets	595,175	598,935

Investments in unconsolidated affiliates	101,091	100,395
Goodwill	101,741	101,343
Other intangibles	22,703	23,642
Other assets	18,050	18,009
Property, plant & equipment, net	515,330	521,505
Total assets	$1,354,090	$1,363,829

Liabilities and equity
Current liabilities:
Accounts payable	$154,019	$136,215
Notes payable	95,440	980
Accrued compensation, contributions to employee benefit plans and related taxes	29,848	34,503
Dividends payable	7,932	7,916
Other accrued items	47,181	49,488
Income taxes payable	4,391	4,965
Current maturities of long-term debt	19,465	138,013
Total current liabilities	358,276	372,080

Other liabilities	65,459	65,400
Long-term debt	100,400	100,400
Deferred income taxes	84,665	82,986
Total liabilities	608,800	620,866

Shareholders' equity - controlling interest	709,540	706,069
Noncontrolling interest	35,750	36,894
Total equity	745,290	742,963
Total liabilities and equity	$1,354,090	$1,363,829

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2009	2008
Operating activities
Net earnings attributable to controlling interest	$6,675	$68,624
Adjustments to reconcile net earnings attributable to controlling interest to net cash provided by operating activities:
Depreciation and amortization	15,896	16,368
Restructuring charges, non-cash	2,823	-
Provision for deferred income taxes	2,393	744
Equity in net income of unconsolidated affiliates, net of distributions	(520)	(10,510)
Net earnings attributable to noncontrolling interest	920	654
Net loss (gain) on sale of assets	149	(142)
Stock-based compensation	974	1,284
Excess tax benefits - stock-based compensation	-	(355)
Gain on acquisition of Piper	(1,123)	-
Changes in assets and liabilities:
Receivables	7,259	15,276
Inventories	41,777	(69,650)
Prepaid expenses and other current assets	967	(1,967)
Other assets	119	(1,830)
Accounts payable and accrued expenses	17,312	5,805
Other liabilities	606	(1,958)
Net cash provided by operating activities	96,227	22,343

Investing activities
Investment in property, plant and equipment, net	(7,749)	(14,784)
Acquisitions, net of cash acquired	(9,713)	(40,225)
Distributions from (investments in) unconsolidated affiliates, net	264	(288)
Proceeds from sale of assets	19	3,450
Net cash used by investing activities	(17,179)	(51,847)

Financing activities
Net proceeds from short-term borrowings	94,460	56,203
Principal payments on long-term debt	(118,548)	(248)
Proceeds from issuance of common shares	1,092	1,762
Excess tax benefits - stock-based compensation	-	355
Payments to noncontrolling interest	(2,064)	(1,680)
Repurchase of common shares	-	(12,402)
Dividends paid	(7,906)	(13,483)
Net cash provided (used) by financing activities	(32,966)	30,507

Increase in cash and cash equivalents	46,082	1,003
Cash and cash equivalents at beginning of period	56,319	73,772
Cash and cash equivalents at end of period	$102,401	$74,775

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.
	Three Months Ended
	August 31,
	2009	2008
Volume:
Steel Processing (tons)	401	751
Metal Framing (tons)	83	153
Pressure Cylinders (units)	13,920	12,147

Net sales:
Steel Processing	$181,586	$459,914
Metal Framing	95,437	232,932
Pressure Cylinders	101,312	148,399
Other	39,192	71,977
Total net sales	$417,527	$913,222

Material cost:
Steel Processing	$130,084	$330,926
Metal Framing	58,546	152,794
Pressure Cylinders	45,806	69,960

Operating income (loss):
Steel Processing	$808	$44,397
Metal Framing	(4,289)	20,959
Pressure Cylinders	5,891	18,654
Other	(6,861)	(4,262)
Total operating income (loss)	$(4,451)	$79,748

The following provides detail of the restructuring charges included in the operating income (loss) by segment presented above.

	Three Months Ended
	August 31,
	2009	2008

Pre-tax restructuring charges by segment:
Steel Processing	$479	$12
Metal Framing	3,576	1,280
Pressure Cylinders	288	7
Other	(717)	7,453
Total restructuring charges	$3,626	$8,752

CONTACT:
Worthington Industries, Inc.
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications and Investor Relations
E-mail: cmlyttle@WorthingtonIndustries.com
or
Sonya L. Higginbotham, 614-438-7391
Director, Corporate Communications
E-mail: slhiggin@WorthingtonIndustries.com